                            CERTIFICATE OF SECRETARY
                                   PREMIER VIT
                             REGARDING FIDELITY BOND

         The undersigned, being the duly elected, qualified and acting Secretary of Premier VIT, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), hereby certifies that attached hereto is a true and complete copy of resolutions that were approved in substantially the form attached hereto by the Board of Trustees of the Trust at a meeting held on
June 19, 2007, at which a quorum was present and voted in favor thereof, and that said resolutions have not been revoked or amended and are now in full force and effect.

         IN WITNESS WHEREOF, the undersigned has executed this certificate as
Secretary of the said Trust on this 14th day of September, 2007.

                                                     PREMIER VIT

                                                 /s/ Thomas J. Fuccillo
                                                     ---------------------
                                                     Thomas J. Fuccillo
                                                     Secretary

                                   PREMIER VIT

      Minutes of the Meeting of the Board of Trustees held on June 19, 2007

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Approval of Fidelity Bond Coverage and Agreement Among Joint Insureds

                           RESOLVED, that, after considering all relevant
                  factors, the action of the Trust in joining Allianz Funds,
                  Fixed Income SHares, PIMCO Municipal Advantage Fund Inc.,
                  PIMCO Municipal Income Fund, PIMCO New York Municipal Income
                  Fund, PIMCO California Municipal Income Fund, PIMCO Municipal
                  Income Fund II, PIMCO New York Municipal Income Fund II, PIMCO
                  California Municipal Income Fund II, PIMCO Municipal Income
                  Fund III, PIMCO New York Municipal Income Fund III, PIMCO
                  California Municipal Income Fund III, PIMCO Corporate Income
                  Fund and PIMCO Corporate Opportunity Fund, PIMCO High Income
                  Fund, Nicholas-Applegate Convertible & Income Fund, Nicholas-
                  Applegate Convertible & Income Fund II, PIMCO Floating Rate
                  Income Fund, PIMCO Floating Rate Strategy Fund, NFJ Dividend,
                  Interest & Premium Strategy Fund, Nicholas-Applegate
                  International & Premium Strategy Fund, PIMCO Global StocksPLUS
                  & Income Fund, Allianz RCM Global EcoTrends Fund and Nicholas-
                  Applegate Equity and Convertible Income Fund in a joint
                  Investment Company Blanket Bond issued by National Union Fire
                  Insurance Company; Great American Insurance Company; and U.S.
                  Fire Insurance Company covering larceny and embezzlement and certain other acts, with a limit of liability of $65.5
                  million, or such amount as is necessary to cover the addition of new funds to the Investment Company Blanket Bond, for an aggregate one-year premium of an amount to be determined by
                  OpCap Advisers LLC once an aggregate premium figure is
                  provided by the insurance companies, plus any additional
                  amount as may be necessary to cover the addition of new funds to the Investment Company Blanket Bond, be and it is hereby approved, the Trust's share of the premium to be no greater than a pro rata amount based on the gross assets of the named insured.

                           RESOLVED, that pursuant to Rule 17g-1 under the
                  Investment Company Act of 1940, as amended, Brian S. Shlissel;
                  Lawrence Altadonna; Thomas J. Fuccillo and Lagan Srivastava,
                  are each hereby designated as an agent for the Trust to make the filings and give the notices required by subparagraph (g)
                  of said Rule.

                               RESOLVED, that the officers of the Trust, or any
                  of them, are authorized to make any and all payments and to do any and all other acts in the name of the Trust and on its behalf, as they, or any of them, may determined to be
                  necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions; and further

                               RESOLVED, that the Trust be and it hereby is
                  authorized to enter into an agreement with the other parties to the Investment Company Blanket Bond, stating that in the event recovery is received under the bond as a result of the loss of the Trust and of one or more of the other named
                  insured parties, the Trust shall receive an equitable and
                  proportionate share of recovery, such share being at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1 under the Investment Company Act of
                  1940, as amended, and the President, the Treasurer and the
                  Secretary of the Trust be and they hereby are, and each of them acting individually hereby is, authorized to execute and deliver such agreement, the taking of any or all such actions to be conclusive evidence of its authorization hereby.

                               RESOLVED, that the form and amount of the
                  Investment Company Blanket Bond, after consideration of all relevant factors including the Trust's aggregate assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of
                  assets, and the nature of the securities held, be and they hereby are approved.